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Exhibit 11



                              HECHINGER COMPANY
            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                 (unaudited)


                                                                     13 WEEKS ENDED                     39 WEEKS ENDED
                                                              OCT 28, 1995   OCT 29, 1994         OCT 28, 1995   OCT 29, 1994
                                                              ------------   ------------         ------------   ------------

Net (loss)/earnings                                           $ (6,406,000)   $ 3,268,000          $ 3,901,000    $29,283,000

Interest on 5-1/2% convertible debentures, net of                     -              -                    -              -
tax benefit (1)                                               -------------   -----------          -----------    -----------

Net (loss)/earnings for primary and fully diluted
earnings per share                                            $ (6,406,000)   $ 3,268,000          $ 3,901,000    $29,283,000
                                                              =============   ===========          ===========    ===========

Weighted average shares outstanding                             42,117,066     42,060,574           42,109,721     41,985,847

Dilutive effect of stock options and restricted
stock and performance share awards after
application of the treasury stock method (1)                          -           438,810              105,754        457,256

Additional shares issuable assuming full conversion
of the 5-1/2% debentures into Class A common
stock (1)                                                             -              -                    -              -
                                                              -------------   -----------          -----------    -----------

Common and common equivalent shares outstanding
for primary earnings per share                                  42,117,066     42,499,384           42,215,475     42,443,103

Additional dilution from stock options and
restricted stock and performance share awards
after application of the treasury stock method (1)                    -               188                 -            62,068
                                                              ------------    -----------          -----------    -----------
Common and common eqivalent shares outstanding
for fully diluted earnings per share                            42,117,066     42,499,572           42,215,475     42,505,171
                                                              ============    ===========          ===========    ===========

Primary (loss)/earnings per common share                            ($0.15)         $0.08                $0.09          $0.69
                                                              =============   ===========          ===========    ===========

Fully diluted (loss)/earnings per common share                      ($0.15)         $0.08                $0.09          $0.69
                                                              =============   ===========          ===========    ===========

(1) The 5-1/2% Convertible Subordinated Debentures, stock options, restricted stock and performance share awards were antidilutive for the 13 weeks ended October 28, 1995. The 5-1/2% Convertible Subordinated Debentures were antidilutive for the 39 weeks ended October 28, 1995 and the 13 weeks and 39 weeks ended October 29, 1994.





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